Exhibit 3.1

JDS UNIPHASE CORPORATION
(formerly Uniphase Corporation)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF THE
SERIES A PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned officers of JDS Uniphase Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST: That, no shares of the Series A Preferred Stock are outstanding and none will be issued.

SECOND: That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation (the “Certificate”), the said Board of Directors, at a duly called meeting held on February 6, 2003, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof setting forth an amendment of the Certificate of Designation of the Series A Preferred Stock of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby amend the Certificate of Designation of the Series A Preferred Stock (“Certificate of Designation”) to decrease to 0 shares the number of Series A Preferred Stock from 100,000 shares of Series A Preferred Stock, having a par value of $.001 per share and having the voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions that were set forth in the Certificate of Designation so that (i) such 100,000 shares shall resume the status which they had prior to the adoption of the Certificate of Designation and the resolutions contained therein, (ii) deemed undesignated authorized preferred stock, and (iii) the previously designated Series A Preferred Stock be eliminated.

                THIRD: That said amendment was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, JDS Uniphase Corporation has caused this Certificate to be signed by its Co-Chairman and Chief Executive Officer and its Secretary this 6th day of February 2003.

JDS UNIPHASE CORPORATION

By:	/s/ Jozef Straus, Ph.D
Jozef Straus, Ph.D.
Co-Chairman and Chief Executive Officer

By:	/s/ Anthony R. Muller
Anthony R. Muller
Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financing and Accounting Officer)